December 31, 2008

Scott R. Silverman
c/o VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

Dear Scott:

VeriChip Corporation, a Delaware corporation (the “Company”), desires to retain your executive services from December 1, 2008 through December 31, 2009. You will serve as the Company’s Executive Chairman. Your responsibilities will include your involvement in the day-to-day management of the Company and any other responsibilities that the Company’s Board of Directors and you determine to be reasonable in the future.

Upon the execution of this letter agreement, the separation agreement between the Company and you, dated May 15, 2008 (the “Separation Agreement”), will be superseded by the provisions set forth below and will have no further force or effect; provided, however, that Sections I.B., I.E., II.B. and II.C. of the Separation Agreement shall survive, and you shall remain subject to those provisions.

1.
Salary – You hereby elect to accept 601,852 restricted shares of the Company’s common stock as compensation (in lieu of cash compensation) for executive services rendered to the Company from December 1, 2008 through December 31, 2009. These shares will be issued upon the later to occur of (i) stockholder approval of the Company’s Amended and Restated 2007 Stock Incentive Plan (the “Amended and Restated 2007 Plan”) or (ii) the filing of the Form S-8, as amended, to reflect the Amended and Restated 2007 Plan. These  shares will be subject to a substantial risk of forfeiture in the event that you fail to remain involved in the day-to-day management of the Company (as determined by the Company’s Board of Directors) until the earlier to occur of (i) January 1, 2010 or (ii) a Change in Control (as defined in the Amended and Restated 2007 Plan). If you remain involved in the day-to-day management of the Company (as determined by the Company’s Board of Directors), these shares will vest upon the earlier to occur of (i) January 1, 2010 or (ii) a Change in Control (as defined in the Amended and Restated 2007 Plan). Notwithstanding the foregoing, in the event of such a Change in Control during 2009, you will be entitled to receive a cash payment of $25,000 per month following the Change in Control for a period of not less than 12 months from the closing of the Change in Control transaction, provided (i) you become or remain a director of the acquiring company or, in the case of a merger, the surviving entity, and (ii) you do not voluntarily resign as a director for 12 months from the closing of the Change in Control transaction.

2.
Term – This letter agreement will be in effect from the date of execution until December 31, 2009, unless the term ends earlier upon a Change in Control (as defined in the Amended and Restated 2007 Plan) of the Company or unless earlier terminated as provided herein. The Company may terminate this letter agreement upon 30 days’ prior written notice to you, subject to the terms defined in section 1 above. However, you may not terminate this letter agreement prior to the expiration of the term.

3.	Benefits – You will be entitled to the use of one car, which will be leased by the Company, during your service to the Company from December 1, 2008 through December 31, 2009.

4.	Bonus/Incentive Compensation – You will not be entitled to receive any form of a bonus or incentive compensation for services rendered to the Company during fiscal years 2008 and 2009.

5.
Equipment – You will be entitled to keep the computer and electronic communications equipment that you currently use. All Company files or information on such equipment is the property of the Company and shall be returned to the Company upon the termination of this letter agreement.

6.
Governing Law and Venue – The internal substantive laws of the State of Florida, excluding its conflict and choice of law principles, shall govern all questions related to the execution, construction, validity, interpretation and performance of this letter agreement and to all other issues and claims arising under or related to it. Any action to enforce the terms of this letter agreement shall be brought in a court of competent jurisdiction located in West Palm Beach, Florida.

7.
Severability – The provisions of this letter agreement are fully severable. Therefore, if any provision of this letter agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions will be modified or restricted to the extent, and in the manner, necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it will be excised from the agreement without affecting the validity or enforceability of any of the remaining provisions.

8.
Entire Agreement – This letter agreement sets forth the entire agreement between the parties hereto, and supersedes any prior agreements between the parties hereto pertaining to the subject matter of this letter agreement. As indicated above, however, Sections I.B., I.E., II.B. and II.C. of the Separation Agreement shall survive, and you shall remain subject to those provisions.

9.
No Representations – The parties to this letter agreement acknowledge that, except as set forth herein, no representations of any kind or character have been made by any other party or the party’s agents, representatives, or attorneys to induce the execution of this letter agreement. It is further understood and agreed that you have not relied upon any advice whatsoever from the Company or the Company’s attorneys in agreeing to enter into this letter agreement.

10.	No Modification and Waiver – No modification or waiver of the terms of this letter agreement shall be effective, unless it appears in a writing signed by both parties to this letter agreement.

11.
Interpretation of Agreement – The language of all parts in this letter agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party to this letter agreement notwithstanding any later-claimed ambiguities.

12.
Successors and Assigns – This letter agreement will be binding upon, and will inure to the benefit of, you and your personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns.

13.
Counterparts – This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any party to this letter agreement has the right to insist on receipt of the original signature of the other party before complying with its own obligations under this letter agreement.

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Sincerely,	Accepted by:
VERICHIP CORPORATION
/s/ William J. Caragol	/s/ Scott R. Silverman

William J. Caragol President and Chief Financial Officer	Scott R. Silverman Executive Chairman